Exhibit 99.1

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc.®	Dan Rollins
Prosperity Bank Plaza	President and Chief Operating Officer
4295 San Felipe	281.269.7199
Houston, Texas 77027	dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®

COMPLETES MERGER WITH

TEXAS UNITED BANCSHARES, INC.

•	Increases Dallas/ Fort Worth presence

•	Expands presence in Austin MSA

•	Enters Bryan/ College Station MSA

February 1, 2007. Prosperity Bancshares, Inc.® (NASDAQ: PRSP), the parent company of Prosperity Bank®, completed its previously announced merger with Texas United Bancshares, Inc. (NASDAQ: TXUI) on January 31, 2007. Immediately following this merger, TXUI’s subsidiaries, State Bank, GNB Financial, n.a., Gateway National Bank and Northwest Bank have been merged into Prosperity Bank®. The transaction continues Prosperity’s strategic growth and expands the franchise in the attractive central and south central Texas markets along with the Dallas / Fort Worth metroplex.

In conjunction with the acquisition, Prosperity issued approximately 10,770,000 shares of its common stock for all outstanding shares of Texas United common stock, and converted approximately 180,000 outstanding options to acquire TXUI common stock into options to acquire the same number of shares of PRSP common stock. All remaining options to acquire TXUI common stock were redeemed for cash.

The result of this merger is a Texas based bank holding company with one hundred twenty-five (125) banking locations across the state of Texas with approximately $6.3 billion in assets, over $5.1 billion in deposits, over $3.4 billion in loans, servicing over 340,000 deposit and loan accounts, with a market capitalization of approximately $1.5 billion.

“We’re very excited about this new partnership with Texas United” said David Zalman, Prosperity’s Chairman and Chief Executive Officer. “This combination is an excellent fit for both companies and makes us the largest Houston based bank and the third largest Texas based bank.”

Mr. Zalman continued: “Texas United’s strong presence in central Texas will provide great opportunities for us to expand our relationship based customer service. The addition of their seasoned bankers to our team will strengthen our ability to meet our combined customers’ needs. Our commitment to local customer service delivered by Real Bankers® is what sets us apart from our peers.”

Don Stricklin, President and Chief Executive Officer of TXUI will serve on the Board of Directors of Prosperity Bancshares, Inc.® and Prosperity Bank ®. He also serves as a director of Texas Independent Bank. Mr. Stricklin joined State Bank and its predecessor Premier Bancshares, Inc. in 1996 and has been President, Chief Executive Officer, and director since that time. As a result of the acquisition of GNB Bancshares and Northwest Bancshares, Mr. Stricklin became a director of GNB Financial and Northwest Bank. Before joining State Bank, Mr. Stricklin held numerous management positions in Bank One’s community banking division including Senior Vice President of Bank One Mortgage and President and CEO of Bank One Abilene. Prior to that, he served as a National Bank Examiner with the Office of the Comptroller of the Currency. Mr. Stricklin received his Bachelor of Business Administration from Texas State University.

“We are pleased that our employees and customers will now be a part of the Prosperity family. We look forward to joining the Prosperity team to provide excellent customer service to the combined company. I believe this will prove to be a great opportunity for our shareholders and employees as we continue to build a state-wide Texas based bank franchise,” said Stricklin.

“The merger of Texas United and Prosperity Bank will allow us to better serve our customers and provide additional locations; we will more than double our banking centers in the Dallas/ Fort Worth metroplex and increase our presence in central Texas. Customers of Texas United’s subsidiary banks will continue to find the same personal customer service that they have been accustomed to,” remarked Dan Rollins, President and Chief Operating Officer of Prosperity Bancshares, Inc.® “We welcome Texas United’s customers and employees to the Prosperity team and look forward to working with them.”

“The operational integration of Texas United Bancshares’ locations is progressing on schedule. Texas United’s subsidiary banks will convert to the Prosperity systems on a staged basis; the conversions are scheduled strategically throughout the first half of this year beginning with Northwest Bank in February. New signage for the former Texas United banking centers will coincide with system conversions,” continued Rollins.

As of December 31, 2006, Texas United Bancshares had total loans of approximately $1.212 billion and total deposits of approximately $1.362 billion ($400.6 million were non-interest bearing and $961.8 million were interest bearing). At year end 2006, assets were $1.806 billion, shareholders’ equity was $161.9 million and loans held for investment totaled $1.171 billion. The net interest margin for the three months ended December 31, 2006 was 4.76%.

Acquisition of SNB Bancshares, Inc.

On April 1, 2006, Prosperity completed the acquisition of SNB Bancshares, Inc. and its subsidiary, Southern National Bank of Texas, in a stock and cash transaction. Southern National Bank operated five (5) full service offices in the Greater Houston Metropolitan Area, all of which became full service banking centers of Prosperity Bank. In addition, Southern National Bank had a banking center under construction in Katy, Texas that opened as a full service banking center of Prosperity Bank in July 2006.

Prosperity Bancshares, Inc.®

Prosperity Bancshares, Inc.®, a $6.3 billion Houston, Texas—based regional financial holding company, formed in 1983, was named to the Keefe Bruyette & Woods, Inc. 2006 Honor Roll for achieving exceptional earnings per share growth for the past 10 years. Other recent honors include being named to the Sandler O’Neill & Partners 2005 Bank and Thrift Small All Stars, listed in US Banker’s August 2005 Top 100 Publicly Traded Mid-Tier Banks, ranked #2 out of 195 publicly traded companies in the 2005 Stephens, Inc. Bank and Thrift Performance Matrix and listed on the Houston Chronicle’s Houston 100 list.

Operating under a community banking philosophy, Prosperity seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium sized businesses. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates one hundred twenty-five (125) full service banking locations, fourty-one (41) in the Houston CMSA; thirty-three (33) in the South Texas area including Corpus Christi and Victoria; twenty-seven (27) in the Dallas / Fort Worth metroplex; two (2) in the East Texas area; twenty-two (22) in the Central Texas area including Austin and Bryan / College Station.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by our management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions’ estimates and projections about Prosperity Bancshares®, and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to: the risk that the businesses of Prosperity and Texas United will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; revenues following the merger may be lower than expected; deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; the ability to obtain regulatory approvals of the merger on the proposed terms and schedule; the failure of Prosperity’s or Texas United’s shareholders to approve the merger agreement; Prosperity’s ability to continue to provide products and services that appeal to its customers; access to debt and equity capital markets may be limited or not available; and Prosperity’s sales objectives may not be achieved. Other risks include the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in our most recent Annual Report on Form 10-K and other reports and statements we have filed with the SEC.

Copies of Prosperity Bancshares’s® SEC filings may be downloaded from the Internet at no charge from www.prosperitybanktx.com.

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